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FORM 4        THIS DOCUMENT IS A COPY OF THE FORM 4 FILED ON AUGUST 10, 2001.
              PURSUANT TO RULE 201 TEMPORARY HARDSHIP EXEMPTION.
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See             Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
                                      Section 17(a) of the Public Utility
                                 Holding Company Act of 1935 or Section 30(f) of
                                            the Investment Company Act
                                                    of 1940


------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|    KRUSEN, JR.      W.            ANDREW   |    FLORIDA BANKS, INC. (FLBK)               |   Issuer (Check all applicable)       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|  3415 MORRISON AVENUE                      |    Person, if an Entity |   07/01           |   [ ] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|               title           below)  |
|                 (Street)                   |                         |5. If Amendment,   |               below)                  |
|                                            |                         |   Date of Original|                                       |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  TAMPA              FL              33629  |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of month    |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |                   |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD BY  |
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             | PARTNER- |
| VALUE, PER SHARE         |      --         |     --      |   --   |   --   |    --  |      5,000        |    (I)(2)   | SHIP     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD BY  |
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             | PARTNER- |
| VALUE, PER SHARE         |      --         |     --      |   --   |   --   |    --  |     53,095        |    (1)      | SHIP     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD IN  |
|                          |                 |             |        |        |        |                   |             | TRUST FOR|
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             | BENEFIT  |
| VALUE, PER SHARE         |      --         |     --      |   --   |   --   |    --  |     20,000        |     D (3)   | OF WIFE  |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             | HELD AS  |
|                          |                 |             |        |        |        |                   |             | TRUSTEE  |
|                          |                 |             |        |        |        |                   |             | FOR      |
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             | CHILDREN'S
| VALUE, PER SHARE         |      --         |     --      |   --   |   --   |    --  |      3,329        |     I       | TRUST    |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             |          |
| VALUE, PER SHARE         |      --         |     --      |   --   |   --   |    --  |     20,000        |     D       |   --     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             |          |
| VALUE, PER SHARE         |    07/27/01     |     P       |  1,000 |   A    |  5,939 |      1,000        |     D       |   --     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK, $.01 PAR   |                 |             |        |        |        |                   |             |          |
| VALUE, PER SHARE         |    07/27/01     |     P       |  1,000 |   A    |  6,000 |      1,000        |     D       |   --     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on separtae line for each class of securities beneficially owned directly or indirectly.
* If form is filed by more than one reporting person, see instruction 4(b)(v).


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| COMMON STOCK OPTIONS  |            |           |           |       |        |        |        |COMMON|            |              |
| (RIGHT TO BUY)        |  $10.00    |   (4)     |    --     |  --   |   --   |08/13/98|08/13/08|STOCK |  42,000    |     --       |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| COMMON STOCK OPTIONS  |            |           |           |       |        |        |        |COMMON|            |              |
| (RIGHT TO BUY)        |  $ 6.56    |   (5)     |    --     |  --   |   --   |01/21/01|01/21/10|STOCK |   5,000    |     --       |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| SERIES B CONVERTIBLE  |            |           |           |       |        |        |        |COMMON|            |              |
| PREFERRED STOCK       |   1 for 10 |  07/02/01 |     P     | 3,000 |   --   |   --   |   --   |STOCK |  30,000    |     --       |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|     42,000         |         D                |         --           |
|--------------------|--------------------------|----------------------|
|      5,000         |         D                |         --           |
|--------------------|--------------------------|----------------------|
|     30,000         |         D                |         --           |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
Explanation of Responses:

(1)  The shares are held by S&J interests, a partnership, of which Mr. Krusen is the general partner. Mr. Krusen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.

(2)  The shares are held by Dominion Capital Management, a general partnership.
     Mr. Krusen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the partnership.

(3)  Includes 1,000 shares held in an IRA for Mr. Krusen's spouse.

(4)  These options were granted on 08/13/98.

(5)  These options were granted on 01/21/00.

 **  Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ Andrew W. Krusen, Jr.            08/10/01
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date
                                                                                    Andrew W. Krusen, Jr.
 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
